SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS SECOND AMENDED AND RESTATED INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”) is made as of this 8th day of August, 2013, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Janus Capital Management LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser and Sub-Adviser are parties to (i) an Amended and Restated Investment Sub-Advisory Agreement dated August 6, 2008, as amended August 12, 2010, and (ii) an Investment Sub-Advisory Agreement dated August 6, 2009, as amended February 21, 2013 (collectively, the “Existing Agreements””, pursuant to which the Sub-Adviser provides investment advisory services to, respectively, the Focused Appreciation Portfolio and the International Growth Portfolio (each, a “Portfolio” and collectively, the “Portfolios”) of Northwestern Mutual Series Fund, Inc. (the “Company”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend and restate the Existing Agreements to include the terms and conditions set forth in this Second Amended and Restated Investment Sub-Advisory Agreement (the Existing Agreements, as amended and restated hereby, shall be referred to hereinafter as the “Agreement”).

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Appointment. The Adviser hereby appoints and retains the Sub-Adviser to act as the investment sub-adviser for each Portfolio, for the period and on the terms and conditions contained in this Agreement. By execution of this Agreement, the Sub-Adviser hereby accepts such appointment as sub-adviser for each Portfolio with full discretion and agrees to perform the services set forth herein, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Portfolios or the Adviser in any way or otherwise be deemed an agent of the Portfolios or the Adviser.

2. Services. Subject to supervision and oversight by the Adviser and the Board, the Sub-Adviser shall supervise, manage and direct the investment of each Portfolio’s assets in accordance with such Portfolio’s investment objectives, policies and restrictions as stated in the Portfolios’ Prospectus and Statement of Additional Information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”) and with such further guidelines as the Adviser may from time to time communicate to the Sub-Adviser in writing. The Sub-Adviser will conduct a continual program of evaluation, investment, sale and reinvestment of the assets in each Portfolio by determining the securities and other investments that shall be purchased, entered into, sold, closed or exchanged, when these transactions should be executed, and what portion of each Portfolio should be held in the various securities and other investments in which it may invest, and what portion of each Portfolio should be held uninvested in cash. The Adviser hereby delegates to the Sub-Adviser the authority to invest and reinvest assets in the Portfolios (including the authority to place purchase and sale orders on behalf of the Portfolios) at such times and in such manner as the Sub-Adviser deems advisable in accordance with the Prospectus and such further guidance as the Adviser may from time to time provide to the Sub Adviser.

In performing its duties hereunder, the Sub-Adviser:

(a) Shall act in conformity with (i) the Portfolios’ Prospectus; (ii) the Portfolios’ policies and procedures; (iii) the instructions and directions of the Adviser and of the Board; and (iv) the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”); the diversification requirements of the Internal Revenue Code of 1986, as amended, including, specifically, Section 817(h) of the Internal Revenue Code, the Commodity Exchange Act and all other applicable laws and regulations, as each is amended from time to time. The Adviser acknowledges that the Sub-Adviser has authority to trade every day the market is open. The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolios or that the Portfolios will perform comparably with any standard or index, including other clients of the Sub-Adviser, whether public or private.

(b) Shall be responsible for the purchase, sale, exchange or conversion of foreign currency in the spot or forward markets in connection with trades on behalf of the Portfolios in unrestricted markets. Conversion of currencies into and out of the base currency of the Portfolios in restricted markets and generally income repatriation transactions will be the responsibility of the Portfolios’ custodian.

(c) Shall be responsible for broker-dealer selection and for the negotiation of commission rates and, absent instructions from the Adviser to the contrary, the Sub-Adviser is authorized to place purchase and sale orders for the Portfolios with brokers and/or dealers selected by the Sub-Adviser. The Sub-Adviser may give a copy of this Agreement to any broker, dealer or other party to a transaction as evidence of its authority to act on the Portfolios’ behalf. In executing transactions for the Portfolios and selecting brokers or dealers, the Sub-Adviser will seek to obtain the best price and execution available and shall execute or direct the execution of all such transactions in conformity with applicable laws and in a manner that is consistent with its fiduciary obligations to each Portfolio and its other clients. In assessing the best price and execution available for transactions involving the Portfolios, the Sub-Adviser will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Subject to such policies as the Board or Adviser may determine and communicate in writing to the Sub-Adviser, and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sub-Adviser shall not be deemed to have acted unlawfully or have breached any duty created by this Agreement or otherwise solely by reason of its having caused a Portfolio to pay a broker or dealer, acting as agent, for effecting a portfolio transaction for a Portfolio at a price in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to such Portfolio and to its other clients as to which it exercises investment discretion.

(d) May, but shall be under no obligation to, on occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of a Portfolio as well as other clients of the Sub-Adviser, and to the extent permitted by applicable laws and regulations, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio in question and to such other clients.

(e) Shall make available to the Board and the Adviser at reasonable times and at its expense its portfolio managers and other appropriate personnel, either in person or, at the mutual convenience of the Adviser and the Sub-Adviser, by telephone, in order to review the investment policies, performance and other investment related information regarding the Portfolios and to consult with the Board and the Adviser regarding the Portfolios’ investment affairs, including economic, statistical and investment matters related to the Sub-Adviser’s duties hereunder, and will provide periodic reports to the Adviser relating to the investment strategies it employs as well as the Sub-Adviser’s duties hereunder. The Sub-Adviser will provide the Board such other periodic and special reports as the Board may reasonably request.

(f) Shall provide assistance to the Portfolio in the fair valuation of Portfolio securities for security prices that are not readily available in accordance with procedures adopted by the Board, as amended from time to time. Any valuation assistance provided is for informational purposes only and is not a recommendation by the Sub-Adviser. The Sub Adviser will use its reasonable efforts to provide, based upon its own expertise, and to arrange with parties independent of the Sub-Adviser such as broker-dealers for the provision of, valuation information or prices for securities for which prices are deemed by the Adviser or the Portfolios’ fund accounting agent not to be readily available in the ordinary course of business from an automated pricing service. In addition, the Sub-Adviser will assist the Portfolios and their agents in determining whether prices obtained for valuation purposes accurately reflect market price information relating to the assets of the Portfolios at such times as the Adviser shall reasonably request, including but not limited to, the hours after the close of a securities market and prior to the daily determination of each Portfolio’s net asset value per share. The Portfolios acknowledge that the Portfolios’ designated pricing agent, and not the Sub-Adviser, is responsible for providing valuation of the assets in the Portfolios, and any information provided by the Sub-Adviser shall be supplemental information to assist the Portfolios and their pricing agent meet the Portfolios’ fair valuation obligations.

(g) Shall provide the Adviser and/or the Portfolios’ Chief Compliance Officer with such compliance reports as may be reasonably requested from time to time. Notwithstanding the foregoing, the Sub-Adviser will promptly report to the Adviser any material violations of the federal securities laws (as defined in Rule 38a-1 of the 1940 Act) that it is aware of or of any material violation of the Sub-Adviser’s compliance policies and procedures that pertain to the Portfolios.

(h) Shall cooperate fully with counsel and auditors for, and the Chief Compliance Officers of, the Adviser and the Portfolios.

(i) Shall, unless otherwise directed by the Adviser or the Board, vote all proxies received in accordance with the Sub-Adviser’s proxy voting policy approved by the Board. In connection with its responsibilities hereunder, the Sub-Adviser may retain a third party to provide proxy voting and ancillary administrative services. The Adviser shall instruct the Portfolios’ custodian to forward or cause to be forwarded to the Sub-Adviser all communications (including proxy statements, current solicitations, tender offers, ballots and other notification regarding bankruptcy proceedings and communications regarding class action or other lawsuits) for or relating to companies, the securities or other instruments which are held in the Portfolios. Unless otherwise directed by the Adviser, the Sub-Adviser also shall be responsible for monitoring and processing all corporate actions as well as filing and handling all class actions arising with respect to Portfolio securities. Unless otherwise instructed by the Adviser, the Sub-Adviser shall elect to participate in any such eligible actions. The Sub Adviser shall maintain and shall forward to the Portfolios or their designated agent such proxy voting information as is necessary for the Portfolios to timely file proxy voting results in accordance with Rule 30bl-4 of the 1940 Act. The Sub-Adviser shall, upon request, assist the Adviser in the Adviser’s preparation and filing of Form N-PX pursuant to Rule 14Ad-l under the Exchange Act, should the same be adopted, unless otherwise directed by the Adviser.

(j) Shall (i) assist in the preparation of disclosures regarding factors that have affected each Portfolio’s performance, including the relevant market conditions and the investment strategies and techniques used by the Sub-Adviser, for each period as requested by the Adviser; and (ii) review draft reports to shareholders and other documents provided or available to it and provide comments on a timely basis. In addition, the Sub-Adviser and each officer and portfolio manager thereof designated by the Adviser will provide on a timely basis such certifications or sub-certifications as the Adviser may reasonably request in order to support and facilitate certifications required to be provided by the Portfolios’ Principal Executive Officer and Principal Accounting Officer.

(k) Shall be responsible for the preparation and filing of Form 13F on behalf of the Portfolios, unless otherwise directed by the Adviser. The Sub-Adviser shall not be responsible for the preparation or filing of any reports required of the Portfolios by any governmental or regulatory agency, except as expressly agreed to in writing.

(1) Shall monitor and comply with each Portfolio’s investment objectives, policies and applicable investment restrictions and limitations and, with respect to any Portfolio investments in foreign jurisdictions, any investment restrictions, limitations and investmentrelated reporting requirements imposed by such foreign jurisdictions; provided, however, that the Sub-Adviser shall have no responsibility to monitor certain limitations or restrictions, including without limitation, the 90%-source test, for which the Sub-Adviser reasonably determines it has not been provided sufficient information in accordance with Section 3(b) of this Agreement or otherwise. The Sub-Adviser shall promptly notify the Adviser in the event it makes such determination; and, in such case, such monitoring shall be the responsibility of the Adviser.

(m) Shall immediately notify the Adviser in the event that the Sub-Adviser or any of its affiliates becomes aware:

(1) that it is subject to a statutory disqualification that prevents the Sub-Adviser from serving as an investment manager pursuant to this Agreement;

(2) that it is the subject of an administration proceeding or enforcement action by the Securities and Exchange Commission (the “Commission”) or other regulatory authority;

(3) of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or its duties hereunder that is not contained in the Portfolios’ Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-IA, but that is required to be disclosed therein, and of any statement contained therein that becomes untrue in any material respect;

(4) of a change or any anticipated change in the portfolio manager(s) assigned to manage the assets of either Portfolio hereunder; or

(5) of any reorganization or change in the Sub-Adviser, including any change in its ownership or key employees with respect to the provision of services to the Portfolios.

(n) Shall use the same skill and care in providing services to the Portfolios as it uses in providing services to fiduciary accounts for which it has investment responsibility.

(o) Is hereby prohibited from consulting with any other sub-advisers of the Portfolios, other sub-advisers to another portfolio of the Company, or other sub-advisers to a portfolio under common control with a Portfolio concerning transactions of the Portfolios in securities or other assets.

(p) Shall not be responsible for Portfolio accounting, nor shall it be required to generate information derived from Portfolio accounting data.

(q) Shall provide such other services on behalf of the Portfolios as the Adviser and the Sub-Adviser may agree from time to time.

(r) The Sub-Adviser may delegate any of its duties and obligations hereunder to any affiliated person (as such term is defined in the 1940 Act) that is eligible to serve as an investment adviser to an investment company registered under the 1940 Act on such terms and conditions as it deems necessary or appropriate, provided that the Adviser and the Company consent to any such delegation and to the terms and conditions thereof and such delegation is permitted by and in conformity with the 1940 Act. The Sub-Adviser shall be liable to the Adviser and the Company for any loss or damage arising out of, in connection with or related to the actions or omissions to act of any delegate utilized hereunder. In determining liability, the limitation of liability set forth in Section 9 of this Agreement shall apply to the actions or omissions to act of a delegate.

3. Duties of Adviser.

(a) The Adviser has entered into an Amended and Restated Advisory Agreement dated April 30, 2012 with the Company relating to the Portfolios (the “Advisory Agreement”). The Adviser shall continue to have responsibility for all services to be provided to the Portfolios pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser’s performance of its duties under this Agreement.

(b) Upon request, the Adviser shall furnish to the Sub-Adviser all information and documents as may be reasonably necessary for the Sub-Adviser to perform its responsibilities pursuant to this Agreement, including, as applicable, any amendments, updates or supplements to such information and/or documents.

(c) The Adviser and the Sub-Adviser shall cooperate with each other to set up and maintain brokerage accounts and other accounts the parties deem advisable to allow for the purchase or sale of various forms of securities and other instruments pursuant to this Agreement; provided, however, that the Adviser shall have the ultimate authority to determine how futures accounts, ISDAs and other accounts or arrangements with respect to derivatives or other special investments shall be set up.

(d) The Adviser shall use its best efforts to inform the Sub-Adviser of any inflows into or outflows from the Portfolios of which it has prior knowledge which would deviate substantially from the normal course of Portfolio activity. The Sub-Adviser shall be fully protected in relying on the instructions of the authorized representative of the Adviser with regard to assets added to or removed from the Portfolios.

4. Custody of Portfolio Assets.

(a) Each Portfolio’s assets shall be held at all times by such entity or entities engaged by the Company to be the custodian (collectively, the “custodian”). The Adviser shall promptly notify the Sub-Adviser in the event of any change in the identity of the custodian for the Portfolios. Neither the Adviser nor the Sub-Adviser shall have possession or custody of any assets in the Portfolios. All payments, distributions and other transactions in cash or securities in respect of the Portfolios shall be made directly to or from the custodian. The Adviser shall provide or direct the custodian to provide to the Sub-Adviser from time to time such reports concerning assets, receipts and disbursements with respect to the Portfolios as the Sub-Adviser may reasonably request. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Portfolios’ assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

(b) The Sub-Adviser shall provide the custodian on each business day with all necessary information relating to all transactions concerning the assets of each Portfolio and shall provide the Adviser with such information upon request of the Adviser. With respect to securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolios’ custodian. The Sub-Adviser may issue such instructions to the custodian as may be appropriate in connection with the settlement of transactions initiated by the Sub-Adviser.

(c) The Sub-Adviser will be responsible for providing Portfolio trades to the Portfolios’ fund accounting agent for inclusion in the daily calculation of each Portfolio’s net asset value (“NAV”) in a manner that is equally agreed upon, and in accordance with such time requirements established by the Adviser. In the event trade data is not delivered by the SubAdviser in accordance with such requirements and the Sub-Adviser’s failure was a result of the Sub-Adviser’s negligence and not due to external causes beyond the Sub-Adviser’s control and such failure causes an error that is material to a Portfolio, the Sub-Adviser shall reimburse the affected Portfolio pursuant to the Portfolio’ NAV Error Policy.

5. Compensation and Expenses.

(a) For the services to be provided by the Sub-Adviser pursuant to this Agreement for the Portfolios, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee at an annual rate equal to a percentage of each Portfolio’s average daily net assets managed by the Sub-Adviser, as set forth on Schedule A. This fee will be paid to the Sub-Adviser from the Adviser’s advisory fee for each such Portfolio. This fee will be computed daily and paid to the Sub-Adviser monthly. If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proration which such period bears to the full month in which such effectiveness or termination occurs.

(b) The Adviser, the Company and the Portfolios shall assume and pay their respective organizational, operational, and business expenses not specifically assumed or agreed to be paid by the Sub-Adviser pursuant to this Agreement. During the term of this Agreement, the Sub-Adviser will pay its own organizational, operational, and business expenses incurred by it in connection with its activities under the Agreement but shall not be obligated to pay any expenses of the Adviser, the Company, or the Portfolios, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolios; and

(c) custodian fees and expenses. Any reimbursement of management fees required by any expense limitation provision and any liability arising out of a violation of Section 36(b) of the 1940 Act shall be the sole responsibility of the Adviser.

6. Representations and Warranties of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and will continue to be so registered while this Agreement is in effect.

(b) The Sub-Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and has met, and will continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory organization, necessary to be met in order to perform the services contemplated by this Agreement.

(c) The Sub-Adviser is registered with the National Futures Association as a commodity trading adviser and commodity pool operator or is exempt from such registration.

(d) The Sub-Adviser has provided the Adviser and the Company with a copy of its Form ADV as most recently filed with the Commission, and will promptly after filing any amendment to its Form ADV with the Commission, furnish a copy of such amendment to the Adviser.

(e) The Sub-Adviser has adopted a code of ethics meeting the requirements of Rule 17j-1 under the 1940 Act and the requirements of Rule 204A-l under the Advisers Act and has provided the Adviser and the Board a copy of such code of ethics, together with evidence of its adoption, and will promptly provide copies of any changes thereto, together with evidence of their adoption. Upon request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will supply the Adviser a written report that (A) describes any issues arising under the code of ethics or procedures since the Sub-Adviser’s last report, including but not limited to material violations of the code of ethics or procedures and sanctions imposed or remedial action taken in response to the material violations; and (B) certifies that the procedures contained in the Sub-Adviser’s code of ethics are reasonably designed to prevent “access persons” from violating the code of ethics.

(f) The Sub-Adviser has in place compliance policies and procedures that are reasonably designed to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons. Upon request of the Adviser, the SubAdviser will supply the Adviser a written report that (A) describes material amendments made to the Sub-Adviser’s policies and procedures since the Sub-Adviser’s last report; (B) describes any issues arising under the Sub-Adviser’s policies and procedures that pertain to the Portfolios or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolios since the Sub-Adviser’s last report, including but not limited to material violations of any such policies or procedures that pertain to the Portfolios or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolios and sanctions imposed or remedial action taken in response to the material violations that pertain to the Portfolios or that could reasonably be expected to materially adversely impact or involve systems or procedures utilized for the Portfolios; and (C) certifies that the policies and procedures are adequate in design and operation to prevent violations of the Advisers Act and the rules adopted thereunder by the Sub-Adviser or any of its supervised persons.

(g) The Sub-Adviser has provided the custodian and the Adviser with a list of individuals who are authorized to provide instructions (including verbal, written, or by way of straight-through processing) to the Portfolios’ custodian to act on any matters and/or to take any actions with respect to the cash or securities of the Portfolios (such individuals hereinafter referred to as “authorized persons” and such list as the “authorized persons list”). Each authorized person shall have a business need to have the ability to move cash and/or securities to and from the Portfolios’ custody accounts within the scope of authority indentified on the authorized persons list. In the event any person on the authorized persons list no longer has a business need to access the Portfolios’ custody accounts, whether resulting from a change in job responsibilities, a termination of employment or otherwise, the Sub-Adviser will promptly provide the custodian and the Adviser with an updated authorized persons list reflecting the removal of such person. The Sub-Adviser shall provide the Adviser with an updated authorized persons list each time it amends the list to add an authorized person. Upon the request of the Adviser, but in any event no less frequently than annually, the Sub-Adviser will provide the Adviser with a current authorized persons list.

7. Representations and Warranties of Adviser. The Adviser represents, warrants and agrees as follows:

(a) The Adviser has been duly incorporated and is validly existing and in good standing as a limited liability company under the laws of the state of Delaware.

(b) The Adviser has all requisite corporate power and authority under the laws of Delaware and federal securities laws to execute, deliver and to perform this Agreement.

(c) The Adviser is a registered investment adviser under the 1940 Act and is in compliance with all other registrations required.

(d) The Adviser has complied, in all material respects, with all registrations required by, and will comply, in all material respects, with all applicable rules and regulations of, the Commission.

8. Books and Records. The Sub-Adviser shall keep the Portfolios’ books and records required to be maintained with respect to the services provided by the Sub-Adviser pursuant to Section 2 of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser’s services under this Agreement needed by the Adviser to keep the other books and records of the Portfolios required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolios are property of the Portfolios and the Sub-Adviser will surrender promptly to the Portfolios any of such records upon the Portfolios’ request; provided, however, that the Sub-Adviser may retain a copy of such records for the sole purpose of complying with applicable law. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act any such records as are required to be maintained by it pursuant to this Agreement, and to provide reasonable advance notice to the Adviser of its intention to destroy any such records after the expiration of the applicable retention period.

9. Limitation of Liability. The Sub-Adviser and any of its affiliates directors, officers, shareholders, employees or agents shall not be liable for any error of judgment or for any loss, liability, cost, damage, or expense (including reasonable attorneys’ fees and costs) (collectively referred to as “Losses”) suffered by either Portfolio or the Adviser in connection with the performance of its obligations under this Agreement, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser’s part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided by the 1940 Act or under the provisions of other federal securities laws or applicable state law which cannot be waived or modified hereby. The Adviser shall hold harmless and indemnify the Sub-Adviser, its affiliates, directors, officers, shareholders, employees or agents for any Losses not directly resulting from the Sub-Adviser’s gross negligence, bad faith, or willful misfeasance. The obligations contained in this Section 9 shall survive termination of this Agreement.

10. Term and Termination. This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved in conformance with the 1940 Act. Unless earlier terminated as provided herein, this Agreement shall continue in effect from year to year, subject to the termination provisions and all other terms and conditions hereof, so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however, that this Agreement may be terminated (a) by a Portfolio at any time, without the payment of any penalty, by the vote of a majority of the Portfolio’s directors or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the other party, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days’ written notice to the other party. This Agreement shall terminate automatically upon any termination of the Advisory Agreement. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 9, the terms “assignment” and “vote of a majority of the outstanding voting securities” shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such Exemptive Orders or other exceptions as may be granted by the Commission under the 1940 Act.

11. Services to Other Clients. The investment management services provided by the SubAdviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Portfolios. Nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser’s partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature.

12. Confidentiality; Use of Names.

(a) All information provided by the Adviser, the Company or the custodian to the Sub-Adviser or developed by the Sub-Adviser in the course of performing its obligations under this Agreement shall be held as confidential by the Sub-Adviser; provided, however, the SubAdviser shall be permitted to disclose or communicate to a proper party such information (i) as authorized in this Agreement, (ii) to the extent necessary for performance under this Agreement or to meet the requirements set forth herein, or (iii) as required by applicable law. The SubAdviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder.

(b) The Sub-Adviser shall not use the name, trade name, trademarks, service marks and/or logo of the Adviser, The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), and/or any subsidiaries or affiliates of Northwestern Mutual in any communications (written, verbal or electronic), including publicity releases, advertising or sales activities or brochures, or similar written materials or activities, other than in communications which are solely internal to the Sub-Adviser or are with the Adviser, the Portfolios, or any of their respective officers, directors or employees, without the prior written consent of the Adviser.

(c) Effective upon the execution of this Agreement by both parties, the Adviser will not, directly or indirectly, and will not permit its affiliates employees, officers, directors, agents, contractors, or the Portfolio to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of the Sub-Adviser, except as permitted by this Agreement, or as required by law upon prior written notice to the Sub Adviser. The Sub-Adviser or its affiliates are the sole owners of the name and mark “Janus.” Except as provided below, the Adviser shall not, and shall not permit the Portfolio to, without prior written consent of the Sub-Adviser, use the name or mark “Janus” or make representations regarding the Sub-Adviser or its affiliates. All references contained in this Agreement to “the name or mark ‘Janus’” shall include but not be limited to the Janus logo, the website www.janus.com and any and all electronic links relating to such website. All goodwill associated with the name and mark “Janus” shall inure to the benefit of the Sub-Adviser or its affiliates. The Sub-Adviser hereby acknowledges that its name and/or trade name (the “SubAdviser Name”) may be used for identification purposes as a part of or adjacent to the legal name of the Portfolio, and as such, may be used routinely in the ordinary course of business in filings with state and federal regulators, in internal communications, in reports to and communications with shareholders, in fund fact sheets and other marketing materials and in materials provided to the Directors of the Portfolio (collectively, the “Portfolio

Communications”). Notwithstanding any other provisions of this Agreement, in no event shall the Sub-Adviser be responsible for the accuracy or adequacy of any communications or marketing materials used by the Adviser, including any investment performance information included therein, except to the extent such marketing material accurately reflects information provided to the Adviser by the Sub-Adviser in writing, or refers to the Sub-Adviser and was reviewed and approved by the Sub-Adviser. The Sub-Adviser hereby grants the Adviser and the Portfolio the right to use the Sub-Adviser Name in Portfolio Communications. Upon termination of this Agreement for any reason, the Adviser shall cease, and the Adviser shall cause the Portfolio to cease any and all use of any Janus mark(s) as soon as reasonably practicable.

13. No Personal Liability. No director or shareholder of the Portfolios shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under this Agreement.

14. Notices. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

Mason Street Advisors, LLC

720 East Wisconsin Avenue

Milwaukee, WI 53202

Attention: Kate M. Fleming, Vice President-Operations

To the Sub-Adviser at:

Janus Capital Management LLC

151 Detroit Street

Denver, CO 80206

Attention: General Counsel

15. Amendments. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act.

16. Governing Law. This Agreement shall be governed by the laws of the state of Delaware; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

17. Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; all such counterparts shall, together, constitute only one instrument.

19. Severability. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

20. Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.

MASON STREET ADVISORS, LLC		JANUS CAPITAL MANAGEMENT LLC

By:	/s/ Jefferson V. DeAngelis	By:	/s/ Russell P. Shipman
Name:	Jefferson V. DeAngelis	Name:	Russell P. Shipman
Title:	President	Title:	SVP & Managing Director

SCHEDULE A

TO

SECOND AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

JANUS CAPITAL MANAGEMENT LLC

DATED AUGUST 8, 2013

Portfolio	Fee
Focused Appreciation	0.50% on the first $100 million
0.45% on the next $200 million
0.40% on the next $200 million
0.35% on assets over $500 million
International Growth	0.50% on the first $100 million
0.43% on the next $150 million
0.37% on assets over $250 million

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